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                                                                    SCHEDULE 1.2

                            CONTAX PARTICIPACOES S.A.
                          CNPJ/MF n 04.032.433/0001-80
                               NIRE 33.30027541-0
                             A Publicly-held Company

               MINUTES OF THE EXTRAORDINARY SHAREHOLDERS' MEETING
                             HELD ON AUGUST 17, 2005

1) DATE, PLACE AND TIME: held at 5 pm on August 17, 2005 in the Contax Participacoes S.A. Headquarters ("Company") located at Praia de Botafogo, 300, 11 andar, sala 1101 (part of), Rio de Janeiro, RJ.

2) AGENDA: (a) To approve a split of the shares issued by the Company and (b) to approve an increase in the maximum number of members of the Company's Board of Directors.

3) ATTENDANCE: Call notice not required, given the presence of the shareholders representing the totality of the shares issued by the Company, including the preferred shares with no voting rights, as shown by the signatures present in the Company's Shareholders' Attendance Book.

4)   DESK: Chairman: Michel Neves Sarkis; Secretary: Rodrigo Panico

5) DECISIONS: By a unanimous decision of the shareholders present, representing the totality of the shares issued by the Company, and with no reservations by any of the shareholders, the following decisions were taken:

     i) Approval of the recording of these minutes in summary format, as provided for by article 130, Section 1, of Law no. 6,404/76.

     ii) To approve a split of the shares issued by the Company, regardless of kind, resulting in the issuing of 2,318,240 new shares, of which 772,758 are common shares and 1,545,482 are preferred shares, which shares are hereby attributed in full to the Company's controlling shareholder Tele Norte Leste Participacoes S.A. ("TNL"). The remaining shareholders of the Company, Telemar Participacoes S.A. and the members of the Board of Directors, have waived their right to the shares to which they would be entitled by reason of the share split approved at this meeting. The share split is required in function of the decision to implement a reduction in TNL's capital, approved at an Extraordinary General Meeting of TNL's shareholders on December 29, 2004, by means of delivery of shares in the Company to shareholders in TNL at a rate of 1:1 (one share in the Company for each share in TNL, of the same kind held by the TNL shareholders). Accordingly, the corporate capital of the Company shall hereafter be represented by 382,121,717 nominative book shares without par value, of which 127,373,917 are common shares and 254,747,800 are preferred shares, all book-entry, registered shares with no par value. The shares originating from this share split will enjoy under equal conditions all of the benefits, including dividends and any remuneration of
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          capital that comes to be approved by the company, with the preferred shares originating from this split enjoying the right to the dividend approved at the Annual General Meeting of Shareholders held on April 29, 2005.

     iii) By virtue of the resolution set out in item (i) above, the introductory paragraph of article 5 of the Company's Bylaws shall hereafter read as follows:

     "ARTICLE 5 - The capital of the Company is R$ 223,873,116.10 (two hundred and twenty-three million, eight hundred and seventy-three thousand, one hundred and sixteen reais and ten centavos), divided into 382,121,717 (three hundred and eighty-two million, one hundred and twenty-one thousand, seven hundred and seventeen) nominative book shares without par value, of which 127,373,917

     (one hundred and twenty-seven million, three hundred and seventy-three thousand, nine hundred and seventeen) are common shares and 254,747,800 (two hundred and fifty-four million, seven hundred and forty-seven thousand and eight hundred) are preferred shares, all book-entry, registered shares with no par value."

     iv) To authorize the Company's management to take such action as may be required to cause the financial institution with which the Company's shares are deposited to implement the resolution approved in item (ii) above.

     v) To approve an increase in the maximum number of members of the Company's Board of Directors, which may hereafter be composed of up to 11 (eleven) members.

     vi) By virtue of the resolution set out in item (v) above, the introductory paragraph of article 13 of the Company's Bylaws shall hereafter read as follows:

     "ARTICLE 13 - The Board of Directors shall be composed of up to 11 (eleven) members and an equal number of alternates, all of whom shall be shareholders and shall have the title of Director. The Directors shall be elected by the shareholders in general meeting for a term of three (3) years, re-election being permitted. The shareholders in general meeting may remove any Director at any time."

6) CLOSURE: With no further items on the agenda, clarification was made that the Company's management will at the opportune time communicate the date on which the shares in the Company will be delivered to the shareholders of TNL, and subsequently the drawing up of these present Minutes in summary format was authorized, which, after being read and found in compliance, were signed by the attending shareholders, who authorized their publication without the respective signatures, pursuant to Article 130, paragraph 2, of Law 6,404/76.

    This is a free translation of the minutes filed in the Company's records.

                        Rio de Janeiro, August 17, 2005.

                                 Rodrigo Panico
                                    Secretary


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